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                                                                  Exhibit 3(i)




                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          OMNICORDER TECHNOLOGIES INC.

                   -------------------------------------------

                  Adopted in accordance with Sections 242 & 245
                   of the General Corporation Law of Delaware

                  --------------------------------------------


         OMNICORDER TECHNOLOGIES INC., a Delaware corporation whose original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 7, 1997, acting pursuant to Sections 242 & 245 of the General Corporation Law of Delaware, does hereby certify as follows:

         The Certificate of Incorporation of the Corporation, is hereby amended and restated to read in its entirety as follows:

         FIRST:--The name of this Corporation is OMNICORDER
TECHNOLOGIES INC. (hereinafter referred to as the "Corporation").

         SECOND.--Its registered office in the State of Delaware is located at 9 East Loockerman Street, City of Dover, County of Kent, State of Delaware, 19901. The Registered Agent in charge thereof is National Registered Agents, Inc.

         THIRD.--The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH.--The aggregate number of shares of stock which the Corporation shall have authority to issue and the designations, powers, preferences and rights, and the qualifications, limitations or restrictions upon, each class or series of stock shall be as follows:

                  Section 1. Number. The total number of shares which the Corporation shall have authority to issue is Eleven Million (11,000,000) shares.
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                  Section 2. Designation of Classes.  The authorized shares of the Corporation shall be divided into the following classes:

                           (a) Common Stock, consisting of Ten Million
                           (10,000,000) shares, $.01 par value (hereinafter referred to as the "Common Stock"); and

                           (b) Preferred Stock, consisting of One Million (1,000,000) shares, $.01 par value (hereinafter referred to as the "Preferred Stock"), issuable by the Board of Directors, from time to time, in one or more series.

                  The Board of Directors is authorized to fix before issuance of such Preferred Stock, the voting powers, if any, the designations, relative rights, preferences and limitations applicable to each series, including but not limited to dividend rates, conditions and time of accrual and payment, dividend preferences, if any, whether dividends shall be cumulative, conversion and redemption rights, sinking fund provisions and liquidation preferences. With respect to dividends, redemption and liquidation, any particular series of Preferred Stock may rank junior to, on a parity with or senior to any other series of Preferred Stock. The Board of Directors is empowered to authorize the issuance of the Preferred Stock at such time or times, to such persons, and for such consideration as it may deem desirable, without further action by shareholders, unless otherwise required by law.

         FIFTH:--Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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         SIXTH:--A director of the Corporation shall not be liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

         SEVENTH:--The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         EIGHTH:-- The bylaws of the Corporation may be adopted, amended or repealed by its board of directors. Nothing contained in this Article shall divest the stockholders of the Corporation of their power, nor limit their power, to adopt, amend or repeal such bylaws.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its President on this 19th day of October, 1998, who affirms under penalties of perjury that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.


                                        OMNICORDER TECHNOLOGIES, INC.


                                        By: /s/ Mark A. Fauci
                                           -----------------------------------
                                           Mark A. Fauci, President

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